EXHIBIT 23(A)






                   CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Post-Effective Amendment No. 6 of this Registration Statement on Form S-2 of our reports on the financial statements of The Travelers Insurance Company and Subsidiaries (the "Company") dated January 24, 1994 and February 9, 1993 (except for Notes 2 and 5, as to which the date is January 24, 1994), which includes an explanatory paragraph regarding the change in the methods of accounting for post-retirement benefits other than pensions, income taxes, and foreclosed assets in 1992, on our audits of the consolidated financial statements of the Company. We also consent to the reference to our Firm as experts under the caption "Independent Accountants".


COOPERS & LYBRAND L.L.P.



Hartford, Connecticut
April 21, 1995